Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

INPC - Q1 2007 InPhonic, Inc. Earnings Conference Call

Event Date/Time: Jun. 20. 2007 / 9:00AM ET

CORPORATE PARTICIPANTS

Gary Tiedemann

InPhonic, Inc. - VP, IR

David Steinberg

InPhonic, Inc. - Founder, CEO

Greg Cole

InPhonic, Inc. - SVP, Corporate Treasurer

Andy Zeinfeld

InPhonic, Inc. - President of E-Commerce

CONFERENCE CALL PARTICIPANTS

Steve Mather

SMH Capital - Analyst

Sameet Sinha

Kaufman Brothers - Analyst

Lev Polinsky

JPMorgan - Analyst

Taz Turner

Trafelet - Analyst

Brad Manuilow

American Technology Research - Analyst

Daniel Lewis

Orange Capital - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to today’s InPhonic first-quarter 2007 earnings conference call. Today’s call is being recorded. At this time, all participants have been placed in a listen-only mode. The floor will be open for your questions following the presentation.

It is now my pleasure to turn the call over to InPhonic’s Vice President, Investor Relations, Mr. Gary Tiedemann. Please go ahead, sir.

Gary Tiedemann - InPhonic, Inc. - VP, IR

Thank you and good morning, everyone. This is Gary Tiedemann, Vice President of Investor Relations. On the call with me today are InPhonic executives Stephen Steinberg, Andy Zeinfeld and Greg Cole.

Before we begin, I would like to remind you that matters discussed on this call may contain forward-looking statements that involve risks and uncertainties concerning InPhonic’s expected performance, as well as InPhonic’s strategic and operational plans. Actual results may differ materially from projected results, and reported historical results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, fluctuation of financial results that could lead to volatility in our stock price, decreases in customer growth rates, acceptance of new products and services and risks related to the integration of recent acquisitions. All information discussed on this call is as of today, June 28, 2007. InPhonic undertakes no duty to update this information. Other factors that could affect the Company’s business and financial results are discussed in the Risk Factors section of the Company’s annual report on Form 10-K for the year ended December 31, 2006, which is on file with the SEC.

On this call, we will also discuss some non-GAAP financial measures including gross profit, earnings before interest, taxes, depreciation and amortization, stock-based compensation and pro forma earnings per share, including any amortization-related to acquisitions. In addition, we will be discussing sales and marketing expenses and general and administrative expenses, which may exclude stock-based compensation.

The call will consist of the prepared remarks of David, Greg and Andy, followed by a question-and-answer session. An audio replay of the call will be available on the Investor Relations section of InPhonic’s website.

I will now turn the call over to David Steinberg.

David Steinberg - InPhonic, Inc. - Founder, CEO

Thank you, Gary, and I would like to welcome everyone to our first-quarter 2007 conference call. I want to begin by saying that clearly, we continue to have work to do to get the Company to where we want it to be, but our business model is far from broken. These are accounting issues, and we are working through them. We are happy to have filed both our Form 10-K and 10-Q, and will file future SEC Exchange required documents on time. We are pleased to have put this episode behind us.

When the Company last reported, we had detail changes in our accounting for certain carrier commission revenues and other items for which we had to restate our 2006 financial statements. In addition, we discussed the process of transforming our business from one focused on revenue growth to one focused on cash flow generation and profitability. Over the last several months, we have been completely dedicated to addressing our accounting and reporting issues and our financial results for the first quarter of 2007 and the restatement of 2006 — clearly demonstrated this focus, as well as continued operational challenges that are being addressed by the reduction in expenses and capital expenditures going forward. We are now able to completely focus on the business.

Over the past several years, we have experienced operational challenges as a result of the rapid growth of our wireless activation business. For example, over the last several years, our business has evolved from one with a single payment linked to an activation of a wireless service plan to a more complex transaction, involving as many as five separate and distinct payments, including such things as co-op funds, market development funds and feature-related payments, some of which can reach up to $125 each. This means that in a single quarter, we can have millions of combinations that need to be reconciled, audited and accounted for.

To better address this issue and move the business forward, we are adding staff with significant industry and carrier revenue assurance experience, as well as investing in improved business processes. In the past, we had a staff of only three people handling all our carrier billing and reconciliation. We have expanded that group by five people already, and expect to add another five to seven people over the next couple of months. In addition, this group will be provided the necessary resources to expediate and automate the data-intensive collection process.

More broadly, some of which we have previously discussed, we have also implemented a number of improvements across the business, including the previously announced reduction of expenses and capital expenditure by approximately $2 million a month or $6 million a quarter. We will see the cash benefit of these reductions in the second half of 2007. Greg will provide more details on additional proposed savings later in the talk.

We believe there is an additional $1 million per month in sales and marketing and general and administrative savings that can be removed from the business without materially affecting the Company. We are launching a customer loyalty retention program that we believe will positively impact our business by up to $5.5 million a quarter. This program has been designed to reduce the activations from customer base and improve our earned carrier commissions. In addition, we are terminating marketing partners that no longer meet our current business metrics. We are adjusting our internal billing and reconciliation efforts in the features area that could yield as much as $1 million per quarter in positive impacts immediately.

While the past several months have been difficult for everyone involved, it is important to note that InPhonic remains the dominant player in the rapidly growing online wireless activation marketplace. We continue to provide high-quality subscribers at a low cost to our carrier partners, and have become a critical element of their third-party distribution network, and we have been able to maintain very good relationships with our carrier partners.

The carriers, though, have a very complex back-office system resulting from the integration of multiple mergers they have done to create their businesses over the last number of years. One carrier may have as many as four different regional systems rolling into two individual commissioning systems, and a single person reviewing and reconciling all of the transactions. In the end, the burden to collect against our carrier receivables remains with InPhonic, and now, Andy Zeinfeld and his new team are systematically visiting all our carrier partners to implement standardized auditing processes and have already visited a number of the carriers.

Some financial operational highlights for the quarter were — total revenue for the quarter was $101.4 million, compared to $87 million for the first quarter of 2006. This increase was due in large part to the growth in our core wireless activation and service business. Adjusted EBITDA for the quarter was $5.5 million, when taking into consideration the one-time and nonrecurring items that Greg will detail later in the talk.

We had total customer transactions for the quarter of approximately $386,000. That’s a 17.5% increase over the first quarter of 2006. These customer transactions include wireless, satellite television, MVNE activations, as well as device protection plans and other services sold.

We ended the quarter with approximately 780,000 wireless subscribers, for which we were paid residual fees. As we described on our last call, our average churn on the residual subscriber base is below 2%. We continue to participate in an industry trend of selling more family plans, and this should slightly drive down our ARPU on a per-customer basis. Our gross margins for the quarter have been negatively impacted by the one-time items that Greg will once again take you through.

At this time, we will not be providing updated financial guidance for the second quarter of 2007. As our business transitions and we gain a better understanding of the potential impact of the accounting changes we are making and the changes we are making to improve cash flow and profitability, we will be in an improved position to provide quarterly financial guidance to the investment community. If we were to have changes to our full-year 2007 guidance at that time, we would update you.

I would like to note that we recently entered into a consent agreement with the FTC that included us providing rebates to certain customers who had been previously denied. The FTC approved the final consent arrangement on June 8, 2007.

In closing, I would like to say that we have a great business. We are focusing on producing sustainable positive cash flow while reducing costs and building our strong relationships with our carrier partners, capitalizing on our unique position in the rapidly growing online wireless activation market and strengthening our customer service operations to drive increased satisfaction and repeat business.

I will now turn the discussion over to Greg for discussion of our financial results.

Greg Cole - InPhonic, Inc. - SVP, Corporate Treasurer

Thanks, David. Good morning. As a reminder, when we discuss our quarterly financial results, we will be referring to continuing operations, both with respect to the current quarter and any comparative quarters.

Due to the size of our wireless activation business or WAS, when compared to the total business of InPhonic, we do not believe it’s necessary to provide separate financial results for each of our business segments. However, the reality is this breakout is meaningful when we discuss our operating results, so we will disclose components of revenue and cost of revenue in the applicable areas of the Management’s Discussion and Analysis section of our first-quarter Form 10-Q.

Cash and cash equivalents at the end of the quarter was $53.4 million. We used approximately $26.4 million of our cash in our operations, which includes our working capital. This utilization of cash allowed us to take advantage of certain prompt pay discounts from some of our handset suppliers, and was reflected in our handset pricing on the P&L.

Other uses for investing and financing purposes included the following. We spent $6.3 million to repurchase InPhonic stock. We spent $6.6 million in capital expenses. We did spend $6.3 million to increase our inventory balances, and we also spent $6.3 million to pay down some of our accounts payable and accrued expenses. We expect the cash flow from operations to improve in the back half of 2007.

Now, let me mention a few other financial trends for the quarter. Some of these trends are impacted by the [announcements] unique to the quarter. Wireless activations generated $98.4 million in revenue, with the MVNE and Data Services businesses contributing $3 million in revenue. This compares to $84.4 million for WAS and $2.6 million for the MVNE and Data Services for the first quarter of 2006.

Sales and marketing costs for the first quarter, excluding stock-based compensation of $673,000, were $30.8 million or 30% of revenue. This compares to sales and marketing costs for the first quarter of 2006, excluding stock-based compensation of $719,000, of $26 million or 30% of revenue.

We are refocusing our efforts on deploying our sales and marketing dollars in the most effective and impactful way possible, focusing on channels and methods which yield significant returns in terms of our customer acquisition, while allowing us to increase sales and marketing as a percentage of revenue over time. I’ll talk a little bit about some of the other opportunities that we see in this area here in just a minute.

General and administrative costs for the first quarter of 2007, excluding stock-based compensation of $2.6 million, were $21.3 million or 21% of revenue. This compares to G&A costs for the first quarter of 2006, excluding stock-based comp of $2.2 million, of $11.1 million or 13% of revenue.

As David mentioned earlier, the Company has implemented many cost-saving measures. We should realize the benefit of these activities in the second half of this year. Let’s talk about those for a minute. We already discussed reductions of about $2 million a month or roughly $6 million per quarter, which are made up of savings in our sales and marketing, general and administrative and CapEx areas.

We are also looking at savings related to the launch of a new customer loyalty program, which Andy can detail a little bit for us. But we expect the program of the customer loyalty to produce savings of approximately $5.5 million per quarter, and it will also positively impact our gross margin percentage.

We do see additional cost savings over and above the $2 million per month that we have already spoken about in the sales and marketing and general and administrative areas of approximately $3 million per quarter. Then finally, we think there will be savings related to our improved billing and collections of revenues associated with features and data plans that could be as much as $1 million per quarter.

So with that, I’d like to say that the first quarter of 2007, we also had approximately $7 million in charges related to items such as increased accounts receivable reserves, rebate consumer credit adjustments, the write-off of certain inventory items and, of course, legal and accounting expenses related to the recently completed audit and accounting restatement process, as well as some other legal settlements. We believe that we will incur similar charges in the second-quarter financials.

Finally, with this 10-Q filing, we believe that we have satisfied all of our NASDAQ listing requirements, and are in contact with the NASDAQ to clarify our status. We hope to receive a formal response from them shortly, and we will be able to report that to you when we report our financial results for the second quarter in August.

I will now turn the discussion over to Andy.

Andy Zeinfeld - InPhonic, Inc. - President of E-Commerce

As been noted, our efforts are focused on driving the Company to profitability and sustainable cash flows. I believe we are headed in the right correction. We’ve recently launched our new accessory store in Wirefly and the vast majority of our white label partner sites. This store offers our customers a wide range of accessories all in one place.

As part of the launch, we have doubled the size of our accessory offerings, with particular focus on accessories for smart and other high-end handsets. We will continue to expand and refine our offerings over time.

Since the launch of the store, we have seen an increase in our accessory attach rate, as well as significant increase in our stand-alone sales of accessories, which is very good news. As you all are aware, accessories are a high-margin business, and one that we will continue to focus our resources on.

We have increased our focus on up-selling wireless features, including data plans, instant messaging and the like. For the first time in the Company’s history, we’re being paid to sell such features by all of our major carriers. As a result, the trend of this feature revenue in the second quarter has increased substantially when compared to the first quarter. This is particularly important, because the sales come at little or no cost to the Company.

We’ve just added a search feature to our Wirefly storefront, allowing our customers to quickly and easily locate the product of their choice, including handsets, service packages and accessories. This function allows shoppers to find what they are looking for quickly and easily, and due to the user-friendly nature of the function, these shoppers are more likely to be successfully converted into customers. As an added benefit to the Company, the new search tool provides valuable information as to what our customers are looking for and what they value. This knowledge will allow us to more effectively tailor our marketing, manage our inventory and promote our services, ultimately enhancing our profitability, while at the same time providing for an outstanding shopping experience.

As was mentioned earlier, we are also rolling out a number of loyalty programs, intended to increase customer satisfaction while maintaining active wireless subscribers. These programs will mean our customers will have more skin in the game, and are designed to help us better manage and control our deactivation rate, something we have seen edge up slightly over the first half of 2007.

Last year, we announced several partnerships with airlines, and I am pleased to say these programs are going well. I am very excited to announce a marketing initiative we have recently launched with the multilevel marketing industry. InPhonic will now be working with leading MLMs to broaden our reach to thousands of sales agents who are energized to educate their customers and sell our wireless services. We expect these relationships to develop into some of our most important partnerships.

Our effort has not been limited to our wireless activation business. Later this year, VMC, our online seller of digital broadcast satellite services for the Dish Network, will be expanding its product offerings to include broadband services, including DSL and cable. We’re excited about these new offerings and believe they are a natural extension of VMC’s core business.

In addition to these initiatives, we continue to change our corporate culture, with a laser-like focus on controlling costs. A new process has been implemented in which all expenses are now reviewed and challenged to ensure targets for revenue generation, profitability, ROI and the like are met or exceeded. As an example, we will be changing our compensation plan of our sales force from one based primarily on volume to a structure which takes into account multiple variables, including profit. Going forward, we are committed to thoroughly testing and evaluating every expense line item and new marketing program, no matter how small.

We are expanding our carrier and consumer collection teams, and putting in place a defined and coordinated analysis and collections process for each. On the carrier side, I am personally leading this effort, and I’m very appreciative of the efforts of our carrier partners and their willingness to work with us in addressing this issue.

On the consumer side, we are now complementing our own in-house collection efforts by using a number of third-party companies with significant collections experience in the telecommunication industry. These additional resources have just been put in place, and we expect to see the impact in the third and fourth quarters, as they work their way through the various collection cycles.

I believe that with these initiatives and the additional programs we will be rolling out over the coming months, we are positioning the Company not only to scale more efficiently, as our business grows, but to also reach profitability and sustainable cash flow. By providing a great shopping experience, unmatched selection, great pricing and ultimate convenience, InPhonic will continue to be a wireless customer’s best friend.

Back to you, David.

David Steinberg - InPhonic, Inc. - Founder, CEO

Thank you, Andy. While the first quarter has clearly been challenging, we fully expect the changes we’re implementing to drive significant and positive results, which should be reflected in our financials beginning in the second quarter and during the full third and fourth quarters of the year.

With that, let’s move to questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Steve Mather, SMH Capital.

Steve Mather - SMH Capital - Analyst

First, in your 10-Q, you list several key goals — improved collections, reduced expenses, improved order processing — things you talked about on the call. But these seem, of course, tactical. Can you discuss a little bit about your strategic vision? Two areas I’m thinking about — how you’ll differentiate yourselves and really get noticed in the marketplace, in terms of phone sales, how to bring folks to your site. Then secondly, to what extent do you really know the sweet spot, in terms of returns — where to set the level of rebates, marketing ROI, some of those strategic items?

David Steinberg - InPhonic, Inc. - Founder, CEO

I think, just to start with differentiated and noticed in the wireless space, I think strategically we need to do a better job of how we invest our marketing dollars to do so. We did have a 17.5% increase in new customer acquisitions Q1 2007 over Q1 2006. So I think we did a good job of driving the unit growth. I think the challenge was we spent more than we would have liked to have done that.

That being said, we have over the last few months already been completely focused on how to better invest our marketing dollars. Quite frankly, we have seen a slight softening in the online display ad space, with a number of the subprime mortgage companies and other companies pulling dollars out. So we have actually been able to, specifically in the second quarter, buy some advertising at a much lower cost than we had traditionally, and we expect that trend to continue going forward.

I think Wirefly has become the premier brand on the Internet, as it relates to wireless phones and distribution. We do make up approximately 40% of all the wireless phones sold over the Internet, and the vast majority of non-carrier-based phones sold over the Internet. So I think we [have done] a decent job there.

As far as sweet spot for returns, I think we have work to do. I think we need to look at how we are doing our effective pricing. I think we’ve learned a lot over the last few months on how we price, how we use rebates, how we use customer loyalty programs to drive the type of behavior we want out of the customer.

Steve Mather - SMH Capital - Analyst

Look at sales and marketing — it looks like it was up 18%, and G&A, of course, 80%-ish. Considering that, is there any strategic alternatives that would help you more rapidly solve some of this and push you forward maybe in a faster way than just addressing some of the tactical issues in the next few quarters?

David Steinberg - InPhonic, Inc. - Founder, CEO

First and foremost, we have been approached by a number of entities as it relates to strategic alternatives, and we’re looking at some of them. I think there’s some very interesting opportunities out there for us right now. The G&A was artificially skewed up by the costs of the investigation and the audit. I think it would have been much more in line with what we have traditionally seen, had you excluded that $7 million in one-time charges as it related to those things.

But strategically, we have been approached, and we are having conversations. Greg, do you want to expand on that?

Greg Cole - InPhonic, Inc. - SVP, Corporate Treasurer

[That’s it] right now.

Operator

Sameet Sinha, Kaufman Brothers.

Sameet Sinha - Kaufman Brothers - Analyst

Just a quick question on your guidance. You’re 10 days away from the close of the quarter. We would expect that you’d have much better visibility into the business because of the residual revenue stream that you have. So why aren’t you providing any guidance? Then I have a couple of follow-ups.

David Steinberg - InPhonic, Inc. - Founder, CEO

That was a tough one for us, because we do have good visibility into the quarter. We think — I’ve got to be careful here; we’re not supposed to make comments on guidance right now, because we are so late in the quarter. We are going to be reporting on time, this time, so we should have information for you in the next few weeks. Obviously, if we have changes to our full-year guidance, we would update you at that time.

Sameet Sinha - Kaufman Brothers - Analyst

In terms of your cash flow goals that you had highlighted in your previous conference call, you spoke about cash flow profitability in the third quarter and then on a sustainable basis in 2008. Are you reiterating that?

David Steinberg - InPhonic, Inc. - Founder, CEO

Yes. Greg, I’m sorry.

Greg Cole - InPhonic, Inc. - SVP, Corporate Treasurer

No, no. I’m simply mentioning that I think we’ve done a good job this time around trying to outline to you the opportunities that I think we have ahead of us, to give you guys some more comfort about what we’re looking at as operational changes that assist us in moving towards better cash flows as a company. So I think this, especially things like what Andy was talking about in terms of the customer loyalty programs and the additional reductions that we’ll look at on the expense side, as well as other things that we will be working on between now and then — I think those things will help us tremendously.

David Steinberg - InPhonic, Inc. - Founder, CEO

So we are reiterating it and trying to give you more color into it, is what we’re trying to do.

Sameet Sinha - Kaufman Brothers - Analyst

Finally, in terms of the iPhone, I found, is there an opportunity to participate in that, or do you get it much later on in the year, once they [exclusively partner] with AT&T, and can you provide us some color on that?

David Steinberg - InPhonic, Inc. - Founder, CEO

Well, they will be exclusive with AT&T for years. But we are one of AT&T’s largest distribution points in the United States. Everybody from Best Buy to Radio Shack to InPhonic will not have the iPhone at the launch, only because they have made a tactical decision to focus solely and completely on launching through their corporate locations as companies, both AT&T and Apple.

I’m not really allowed to go into too much more as it relates to the iPhone because of non-disclose agreements in place, but we do expect to have the iPhone sometime in the not distant future. Although I do want to point out that I think the iPhone is going to create a lot of activity in the market, and I think it’s going to drive a lot of people into music phones and smart phones. We have music phones and smart phones starting at the free range, if you look at the Pearl, and at the very low-cost range as it relates to other products. We’re right now doing the BlackJack at no cost, we’re doing the Dash at no cost, and a lot of very interesting products.

I think, if you look at the Apple iPhone, it’s going to create a lot of excitement around the category. There are going to be fewer people who are willing to spend $499 or $599 than there are people who are willing to buy free phones.

That being said, I think the iPhone is going to be very, very successful. We wish AT&T and Apple great luck in that launch, and look forward to working with them closely for many years to come.

Sameet Sinha - Kaufman Brothers - Analyst

Do you think you will be done with all the one-time charges in the second quarter?

David Steinberg - InPhonic, Inc. - Founder, CEO

That is our goal.

Operator

Imran Khan, JPMorgan.

Lev Polinsky - JPMorgan - Analyst

It’s actually [Lev Polinsky] calling in for Imran. I had a question about the cost of revenues. It seems like the cost of equipment went up a little bit as a percentage of revenues, and I was wondering if you could give some color on that. I think in the filing, you said it was more multi-featured phones. Do you expect that to be the same going forward, or how do you see that in the future?

David Steinberg - InPhonic, Inc. - Founder, CEO

It’s interesting, and I’ll grab this one as well and then I’ll defer to Andy. It appears as if, in the first quarter — so here’s what has happened, if you just think of our business. We have begun to price our product based on the features that we’re activating on the product as well. So in order to get some of these new handsets that have higher-end features at these low costs, you have to activate a data feature that pays us anywhere from $100 to $125 in incremental revenue.

Quite frankly, had we collected all that feature revenue, our gross margins would have skyrocketed on the product. You had a compounded issue in the first quarter in last year that — what happened was we moved the pricing to give away these higher-end phones at a lower cost, which drove up the percentage of handsets to revenue, and we then did not collect the feature revenue that we actually had activated and billed the customer for.

So one of the big projects that Andy is working on is, how do we begin to collect 100% of that revenue? That will actually drive the percentage of handset costs down as a percentage of revenue, because all of those feature revenues come in at no incremental cost. To put it in perspective, if a third of your devices were high-end devices and you attached a data feature to all of them, that would actually be $4 million to $5 million a month in revenue opportunity with no incremental cost associated with it, if we could bill and collect all of that revenue. Andy, is that a —?

Andy Zeinfeld - InPhonic, Inc. - President of E-Commerce

David, I agree. As the phones get more complicated and features are added such as text, music and e-mail, the selling and collecting of features and the data features that go along with that will be more and more important to us.

David Steinberg - InPhonic, Inc. - Founder, CEO

Greg, do you want to comment?

Greg Cole - InPhonic, Inc. - SVP, Corporate Treasurer

No. I think that’s all we have right now.

Operator

Taz Turner, Trafelet.

Taz Turner - Trafelet - Analyst

I was just wondering if you could — I know there’s going to be charges that you were talking about in this quarter, Q2. Is the magnitude of those charges similar to Q1, and are they dispersed among the different categories similarly?

Greg Cole - InPhonic, Inc. - SVP, Corporate Treasurer

What I know right now is that we have charges that will relate to our just closure of the accounting process. So those things I think we know, and those would be, I guess, comparable to what we saw in the first quarter. Our hope is that, as we complete the books here, that the adjustments would be less overall than what we saw in the first quarter, and that’s certainly what we’re hoping for.

David Steinberg - InPhonic, Inc. - Founder, CEO

At this point, what we’re seeing is it appears as if the charges will be substantially less as it relates to total charges. But the accounting charges, that $7 million in accounting and legal and so on and so forth, those charges will probably be comparable.

Taz Turner - Trafelet - Analyst

So the AR stuff and the inventory stuff is somewhat — that was settled as of Q1? Is that how I should think about it?

David Steinberg - InPhonic, Inc. - Founder, CEO

Yes, it is.

Operator

Brad Manuilow, American Technology Research.

Brad Manuilow - American Technology Research - Analyst

You guys talked about on your last conference call about reporting revenues that had been recorded that had been previously written off. I was wondering if you guys could give some disclosure on that, with respect to Q1.

David Steinberg - InPhonic, Inc. - Founder, CEO

Well, we wrote that all off in 2006, and it did not affect the first quarter of 2007.

Operator

Daniel Lewis, Orange Capital.

Daniel Lewis - Orange Capital - Analyst

I was wondering if you could reconcile this $5 million of adjusted EBITDA that you spoke about on the initial comments versus, I guess, the actual. I know you have mentioned a few nonrecurring items, but if you could break us out in detail, that would be helpful.

Greg Cole - InPhonic, Inc. - SVP, Corporate Treasurer

I think what is helpful is I have a PowerPoint slide that we’re putting up on the website that will be, I think, a little bit easier to follow than running through a litany of items on a call. I think essentially, there are a couple of different kinds of adjustments. We had some one-timers, we had some stock compensation charges, depreciation and amortization, some of the usual stuff. But we have also tried to think through some of the prospective items that we are working on from a business perspective that will impact our business in the third and fourth quarters, to give you some idea as to what we’re doing to reduce our cash burn.

David Steinberg - InPhonic, Inc. - Founder, CEO

So we will have up, I would guess in the next half an hour, a slide inside the road show presentation that is on the Investor Relations section, that will give a rebuild of the adjusted EBITDA number and what is being added back.

Brad Manuilow - American Technology Research - Analyst

Also I’d suggest, just on that, you guys actually should include stock option expense, since that’s what keeps you guys there. So whether it’s cash or stock, it’s still economic profit, so to speak, or loss. So I think you should certainly take that into consideration.

David Steinberg - InPhonic, Inc. - Founder, CEO

We do, by the way, take it into consideration as it relates to both our net income and our adjusted income per share. We just don’t include it in EBITDA.

Brad Manuilow - American Technology Research - Analyst

In terms of the equipment loss, maybe you could talk a little bit more. It’s hard to understand, I guess, the going-forward nature of the business, where you generate or you book $16 million of equipment revenue in the quarter and you have losses of $65 million. The net is about $45 million. As a percentage of your revenue, that’s about 58% of your equipment losses as a percentage of your activation revenue. Is there some sort of guidance or range that would make sense going forward? Because that’s really the overwhelming driver here, in terms of are you actually buying volume growth to increase your activations that are profitable new users? Or is this something that’s going to change going forward?

David Steinberg - InPhonic, Inc. - Founder, CEO

Well, you know — and I’ll let Greg talk about this — we should talk about the fundamental understanding you have of our actual business model. Because what happens is we get a commission from the carrier, and we then give away a phone that the cost of goods sold offsets the commission to the revenue. So if you had a 58% cost of goods sold, which is your phone, which makes up 99% of your cost of goods sold, you would have had a 42% gross margin on that particular customer. Greg?

Greg Cole - InPhonic, Inc. - SVP, Corporate Treasurer

Yes, I think ultimately that’s it, and as Andy pointed out, some of the trends that we’re seeing recently, where we’re getting a lot larger percentage of things like data features on some of the multimedia phones, ultimately what it points out here is that what we will do is we’re getting incremental kinds of compensation on the same phone that we’re selling. It allows us to actually price our phones in a different way. So the appropriate way and certainly the way we think about it here is, when we’re trying to sell a phone, we try to think about what our compensation opportunity is against the cost of that phone in total. That really leads you all the way down to a gross margin kind of number, and that’s really the way to manage it.

So ultimately, what we’re striving for is to price the phone with the features that we’ll get in a way that’s satisfactory to us. Then, really, the last question is, frankly, we just need to make sure we collect every dollar of what we’re activating.

David Steinberg - InPhonic, Inc. - Founder, CEO

That was, without question, the biggest issue we saw, again, in the first quarter. Because we were so focused on the restatement, getting the Q filed, getting the K filed. Nobody of a senior management level was able to focus on reorganizing the finance group, getting us to the point where we could collect money and focusing on the actual business metrics.

So I think that we are now well positioned to move forward. We will see charges come down fairly dramatically in the second quarter, and we do expect to be cash flow positive in the third quarter going forward. I think on this call, Greg and Andy did a very good job of outlining what we expect to do to achieve those metrics and achieve those goals.

Operator

At this time, I would like to turn the call back over to Mr. David Steinberg for closing or additional remarks.

David Steinberg - InPhonic, Inc. - Founder, CEO

I think I just did that. So thank you very much. I hope you all have a very nice day.

Operator

Ladies and gentlemen, that does conclude today’s conference. We thank you for your participation, and you may now disconnect.

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